Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2011, relating to the financial statements and financial highlights which appears in the September 30, 2011 Annual Report to Shareholders of Select Sector SPDR Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “General Information”, “Financial Highlights”, “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2012